UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): August 12, 2010

FORTRESS FINANCIAL GROUP, INC. / WY
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	2780 So. Jones Blvd. #3532 Las Vegas, Nevada 89146	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 623-7409
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Solicitingo material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY MATERIAL AGREEMENT
On August 12, 2010 the Company’s wholly owned subsidiary Western Diversified Mining Resources, Inc. (“Western”) entered into an agreement with North American Gold & Minerals Fund (“North American”) pursuant to which North American agreed to acquire Western’s  23.22% shareholding in Bouse Gold Inc. (“Bouse Gold”) and  Western’s 46.84% shareholding in South Copperstone Inc. (“South Copperstone”) for North American preferred stock valued at US$258,073,107, or US $0.003449 per share of the Company’s issued and outstanding common stock. The North American Series A Preferred Stock that will be issued under the Agreement has liquidation and dividend preferences that apply to future distributions from Bouse Gold, Inc.; the Series B Preferred Stock has liquidation and dividend preferences that apply to future distributions from South Copperstone, Inc..  The valuation of US$258,073,107 is based on the liquidation preference of the preferred stock, which is US$16.00 per share for the Series A Preferred Stock and US$2.20 per share for the Series B Preferred Stock.  The annual non-cumulative dividend preference for both Series A and Series B Preferred Stock is 3% of the respective liquidation preference.  Both the Series A and Series B Preferred Stock may be redeemed by the North American Gold & Minerals Fund at any time after January 1, 2011at a cash redemption price equal to the liquidation preference.

The Agreement is subject to several conditions of closing.  The Company anticipates that Closing will occur no later than August 17, 2010.

The Agreement contemplates that the Company will distribute to the Company’s shareholders the shares received as the purchase price, and North American Gold & Minerals Fund is required to use its best efforts to cooperate in carrying out the contemplated distribution.  The distribution is expected to be 0.00016168455 (rounded up) per 1 (one) share of Series A Preferred Stock for each 1 (one) share of Fortress Financial Group, Inc. common stock and 0.0003921002 (rounded up) share of Series B Preferred Stock for each 1 (one) share of Fortress Financial Group, Inc. common stock.

ITEM 9.01     EXHIBITS

10.01	Stock Purchase Agreement dated August 12, 2010 by and between North American Gold & Minerals Fund and Western Diversified Mining Resources, Inc.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: August 12, 2010	By:	/s/ Peter James Bezzano
Peter James Bezzano
President

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